UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2006

Novavax, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26770	22-2816046
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

508 Lapp Road, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	484-913-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2006, Novavax, Inc. ("the Company") entered into an employment agreement with Jeffrey Church, pursuant to which Mr. Church agreed to serve as the Company’s Vice President, Chief Financial Officer and Treasurer. For a description of the material terms and conditions of Mr. Church’s employment agreement, please see Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 17, 2006, Novavax, Inc. announced that it had appointed Jeffrey Church as Vice President, Chief Financial Officer and Treasurer of the Company, effective September 5, 2006.

Mr. Church, 49, previously served as Chief Financial Officer, Treasurer and Corporate Secretary of GenVec, Inc., a biotechnology company developing therapeutics to treat cancer, heart disease and ophthalmic disorders, since 1998. A certified public accountant, Mr. Church also was an Executive Vice President, CFO and Director of Biospherics Inc., now known as Spherix, from 1997 to 1998, where he directed a team of 250 professional in sales and marketing, technical services and financial functions. Prior to Biospherics from 1986 to 1997, Mr. Church served as Senior Vice President and CFO of the device concern Meridian Medical Technologies, Inc. A summa cum laude graduate of the University of Maryland, Mr. Church began his career as an audit manager in the Baltimore, Maryland office of Price Waterhouse (now PriceWaterhouseCoopers).

Pursuant to his employment agreement with the Company, dated August 11, 2006, which provides for a one-year term commencing September 5, 2006 and renewable annually by agreement of the parties, Mr. Church will receive a base salary of $245,000, a signing bonus of $10,000 (which bonus is refundable under certain circumstances, including Mr. Church’s resignation or termination for cause before September 5, 2007), options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the later of his date of hire or the date of approval by the Board of Directors, and an award of 25,000 shares of restricted stock that vests one-third on each of the first three anniversaries of Mr. Church’s first day of employment with Novavax. Mr. Church is also eligible to participate in the Company’s performance and incentive bonus program applicable to senior executives. Under the existing bonus program, Mr. Church would be eligible for a maximum bonus of 40% of his base salary during the year to which the bonus relates, which may be paid out partly in cash and partly in shares of restricted stock, at the discretion of the Board of Directors. Any bonus paid in 2006 would be prorated.

Mr. Church’s employment agreement provides for severance pay in the amount of six months of his then-current salary upon the Company’s termination of his employment without "cause" (as such term is defined in the agreement). The agreement also includes a non-competition covenant for a period of one-year following termination of employment and standard non-solicitation, confidentiality and intellectual property assignment provisions.

There are no family or other relationships between Mr. Church and the Company or any director or executive officer thereof and no arrangements or understandings between him and any person pursuant to which he was selected as an officer. Mr. Church is not a party to any transaction or series of transactions to which the Company or any of its subsidiaries was or is to be a party.

A copy of Mr. Church’s employment agreement is included herewith as Exhibit 10.1, which is incorporated herein by reference. The press release announcing Mr. Church’s appointment is included herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement dated August 11, 2006

99.1 Press release dated August 17, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

August 17, 2006	By:	Rahul Singhvi

Name: Rahul Singhvi
Title: President & CEO

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated August 11, 2006.
99.1	Press Release dated August 17, 2006, entitled "Novavax Names Jeffrey Church Chief Financial Officer."